Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	John G. Call	Katie Loughnot
	Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4509
	(925) 965-4315	Email: katie.loughnot@ros.com

ROSS STORES REPORTS FIRST QUARTER 2007 RESULTS,
PROVIDES SECOND QUARTER 2007 GUIDANCE,
AND REITERATES FISCAL 2007 EPS TARGETS

     Pleasanton, California, May 23, 2007 -- Ross Stores, Inc. (ROST) today reported earnings per share for the 13 weeks ended May 5, 2007 of $.48, compared to $.41 for the 13 weeks ended April 29, 2006. Net earnings for the first quarter of 2007 were $67.0 million, compared to $59.2 million in the first quarter of 2006. Sales for the 13 weeks ended May 5, 2007 were $1.4 billion, up 9% versus the first quarter in fiscal 2006. Comparable store sales for the 13 weeks ended May 5, 2007 were flat compared to the 13 weeks ended May 6, 2006. For the 13 weeks ended April 29, 2006, comparable store sales rose 6%.

     Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “First quarter earnings were driven by a combination of top line growth and expansion in operating margin. Same store sales for the quarter were slightly below our projection of a 1% to 2% increase, due to our sales shortfall in April. We believe April was affected by a larger-than-expected impact from the Easter calendar shift and unseasonable weather during the first two weeks. Geographic and merchandise trends during the quarter were relatively broadbased. The best performing markets were on the west coast, while Home and Dresses were the strongest merchandise departments.”

     Mr. Balmuth continued, “Operating margin for the period grew about 30 basis points to 7.7%, benefiting from a 60 basis point gain in gross margin that was partially offset by a 30 basis point increase in selling, general and administrative costs as a percent of sales. These results were mainly due to higher merchandise gross margin and reductions as a percent of sales in distribution and buying costs. These improvements were partially offset by higher freight and the deleveraging effect of flat comparable store sales on store and occupancy expenses.”

     Mr. Balmuth also noted, “Our balance sheet and cash flows remain strong. We continued to return capital to stockholders during the quarter through our stock repurchase and dividend programs. During the first three months of fiscal 2007, we repurchased 1.5 million shares of common stock for an aggregate of $51 million. We are on track to repurchase the remaining $149 million of our two-year $400 million program authorized by our Board of Directors in the fourth quarter of 2005.”

     Looking ahead, Mr. Balmuth said, “For the second quarter ending August 4, 2007, we are forecasting same store sales gains of 1% to 2% and earnings per share in the range of $.35 to $.37. For the second half of 2007, same store sales are forecasted to grow 3% to 4%, based on merchandising opportunities we have identified for the fall season as well as easier prior year sales comparisons. We also continue to project earnings per share for fiscal 2007 that are within the range of our original guidance of $1.85 to $1.95 for the 52 weeks ending February 2, 2008.”

     The Company will provide additional details concerning its first quarter results and management’s outlook for the balance of 2007 on a conference call to be held on Wednesday, May 23, 2007 at 11:00 a.m. Eastern time. Participants may listen to a real time audio webcast of the conference call by visiting the Company’s website located at www.rossstores.com. A recorded version of the call will also be available until the end of July at the website address and via a telephone recording through Thursday, June 7, 2007 at 402-220-5900, PIN #2342.

     Forward-Looking Statements: This press release and the recorded comments and transcript on our website contain forward-looking statements regarding expected sales and earnings levels that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less ® (“Ross”) and dd’s DISCOUNTS® include, without limitation, our ability to convert certain Albertsons LLC real estate sites to the Ross and dd’s DISCOUNTS formats in a timely and cost effective manner and on acceptable terms, and the ability to achieve targeted levels of sales, profits and cash flows from these acquired store locations; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; potential pressure on freight costs from higher-than-expected fuel surcharges; obtaining acceptable new store locations; competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from higher gas prices on consumer spending; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to identify and successfully enter new geographic markets; and our ability to attract and retain personnel with the retail talent necessary to execute our strategies. Other risk factors are detailed in our SEC filings including, without limitation, the Form 10-K for fiscal 2006 and Form 8-K’s for fiscal 2007. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price company with fiscal 2006 revenues of $5.6 billion. As of May 5, 2007, the Company operated 796 Ross Dress for Less® (“Ross”) stores and 34 dd’s DISCOUNTS® locations, compared to 726 Ross and 20 dd’s DISCOUNTS locations at the end of the first quarter of 2006. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available on the Company’s website at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended
	May 5,	April 29,
($000, except stores and per share data, unaudited)	2007	2006
Sales	$1,410,541	$1,291,676

Costs and expenses
Cost of goods sold	1,071,278	988,836
Selling, general and administrative	230,203	207,167
Interest income, net	(1,391)	(1,884)
Total costs and expenses	1,300,090	1,194,119

Earnings before taxes	110,451	97,557

Provision for taxes on earnings	43,407	38,340
Net earnings	$67,044	$59,217

Earnings per share
Basic	$0.49	$0.42
Diluted	$0.48	$0.41

Weighted average shares outstanding (000)
Basic	137,087	141,710
Diluted	139,576	144,193

Dividends per share
Cash dividends declared per share	0.00	0.00

Stores open at end of period	830	746

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

	May 5,	April 29,
($000, unaudited)	2007	2006
Assets

Current Assets
Cash and cash equivalents	$199,123	$145,230
Short-term investments	6,821	43,072
Accounts receivable	36,940	36,035
Merchandise inventory	1,101,525	979,995
Prepaid expenses and other	51,029	43,064
Deferred income taxes	29,516	20,014
Total current assets	1,424,954	1,267,410

Property and equipment, net	762,345	633,225
Other long-term assets	69,299	58,902
Long-term investments	33,548	14,100
Total assets	$2,290,146	$1,973,637

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable, accrued expenses and other	$919,410	$852,264
Income taxes payable	33,575	38,223
Total current liabilities	952,985	890,487

Long-term debt	150,000	-
Other long-term liabilities	166,165	123,600
Deferred income taxes	84,987	98,828

Commitments and contingencies

Stockholders' Equity	936,009	860,722
Total liabilities and stockholders' equity	$2,290,146	$1,973,637

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	May 5,	April 29,
($000, unaudited)	2007	2006
Cash Flows From Operating Activities
Net earnings	$67,044	$59,217
Adjustments to reconcile net earnings to net cash from
operating activities:
Depreciation and amortization	28,522	24,261
Stock-based compensation	6,370	6,905
Deferred income taxes	(14,489)	(1,270)
Tax benefit from equity issuance	4,565	5,088
Excess tax benefits from stock-based compensation	(3,826)	(2,547)
Change in assets and liabilities:
Merchandise inventory	(49,796)	(41,904)
Other current assets, net	(13,619)	(12,887)
Accounts payable	(78,829)	80,355
Other current liabilities	(36,889)	(12,754)
Other long-term, net	24,902	1,001
Net cash (used in) provided by operating activities	(66,045)	105,465

Cash Flows Used in Investing Activities
Additions to property and equipment	(47,381)	(18,024)
Purchases of investments	(9,016)	(46,550)
Proceeds from investments	5,257	13,142
Net cash used in investing activities	(51,140)	(51,432)

Cash Flows Used in Financing Activities
Payment of term debt	-	(50,000)
Issuance of common stock related to stock plans	8,863	6,577
Excess tax benefits from stock-based compensation	3,826	2,547
Treasury stock purchased	(2,592)	(2,190)
Repurchase of common stock	(50,868)	(48,882)
Dividends paid	(10,309)	(8,622)
Net cash used in financing activities	(51,080)	(100,570)
Net decrease in cash and cash equivalents	(168,265)	(46,537)
Cash and cash equivalents:
Beginning of period	367,388	191,767
End of period	$199,123	$145,230

Non-Cash Investing Activities
Change in fair value of investment securities	$227	$(201)